Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement No. 333-186516 on Form S-1 of our report dated April 13, 2008, relating to the financial statements of BRAINSTORM CELL THERAPEUTICS INC. as of December 31, 2007 and for the year ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of BRAINSTORM CELL THERAPEUTICS INC. for the year ended December 31, 2013.

/s/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 27, 2014	A Member of Ernst & Young Global